Company contact: Ren Hu, VP of Finance Weikang Bio-Technology Group Co., Inc. US Tel: (201) 887-0415 China cell: 13718728163 Email: rhu@weikangbio.com
Investors Relation contacts:
John Marco, Partner, Elite IR
Tel:   +1-310-819-2948
Email: John.marco@elite-ir.com

Leslie J. Richardson, Partner, Elite IR
Tel:   +852-3183-0283
Email: Leslie.richardson@elite-ir.com

Weikang Bio-Technology Issues 2010 and 2011 Fiscal Year Guidance

HARBIN, CHINA—September 14, 2010 - Weikang Bio-Technology Group Co., Inc. (OTC.BB: WKBT - News) ("Weikang" or the "Company"), a leading developer, manufacturer and marketer of Traditional Chinese Medicine (TCM), Western prescription and OTC pharmaceuticals and other health and nutritional products in the People's Republic of China, today announced 2010 and 2011 fiscal year guidance.

For the fiscal year 2010, Weikang Bio-Technology expects revenue of $55 million, gross profit of $33 million and net profit of $21 million.  The Company is also targeting fiscal year 2011 revenue growth to be in the range of 30% to 50% over 2010 revenue.  Average gross margin for 2011 is expected to be approximately 60% as the Company’s sales of higher margin products increases as a percentage of overall revenue.  Revenue growth is supported by the Company’s solid pipeline of new therapeutics to be launch in fourth quarter 2010 and the first half of 2011.  In addition to a variety of sales and media promotions, Weikang Bio-Technology will be introducing their new therapeutics to a large number of new retailers and distributors at the 64th National Drug Exchange Convention in December.

“We are upbeat about our future growth opportunities as we continue to strengthen our market position by broadening our sales territory and launching new and exciting therapeutics that have a wide market potential.  In the fourth quarter of 2010 and the first half of 2011, we intend to launch five new proprietary therapeutics; Sha Bai Shuanghuai, Gouqi Xi Pu, Shouwu Long Life and Lysozyme Buccal and Ha Ge Jiao Lan,” commented Dr. Ying Wang, Chairman & CEO of Weikang Bio-Technology Group Co., Inc.  “Our new product launches are supported through a variety of marketing efforts including providing sales incentives to our distributors as well as regular media promotions.”

The new therapeutics have been approved by the State Food and Drug Administration (SFDA).  A brief description of the new therapeutics expected to be launched are listed below:

Rongrun Brand
•	Sha Bai Shuanghuai is primarily used for preventing and treating cardio and cerebrovascular diseases such as coronary heart disease, angina, hyperlipemia, hypertension and cerebral arteriosclerosis.
•	Gouqi Xi Pu is primarily used to remove free radicals, provides anti-aging protection and enhances the immune system.
•	Ha Ge Jiao Lan is primarily used for treating symptoms associated with menopause as well as increases youthful vitality and balances hormones.

TianFang Brand
•	Shouwu Long Life is primarily used to improve the function of the kidney and liver as well as enhance overall energy levels.
•	Lysozyme Buccal is primarily used to prevent and treat respiratory tract infection including inflammation of the pharynx and larynx.

About Weikang Bio-Technology Group Co., Inc.

Weikang Bio-Technology Group Co., Inc. is principally engaged in developing, manufacturing and distributing Traditional Chinese Medicine (TCM), and health and nutritional supplements in China, in compliance with requisite Chinese licenses and approvals. The Company is also expanding its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescription and OTC pharmaceuticals through its acquisition of Tianfang.  For more information, please visit http://www.weikangbio.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.